EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE

Contact:
Wayne F. Edwards-- Interim Co-Chairman (847) 737-5970

Ronald G. Bottrell, Dome Communications (312) 467-0760

SAMES CORPORATION ANNOUNCES SAMES, S.A. ASSETS SOLD BY FRENCH BANKRUPTCY COURT TO EXEL INDUSTRIES

     FRANKLIN PARK, IL., July 16, 2001/PRNewsire/--Sames  Corporation (AMEX: SGT
- news) announced today that the assets of Sames, S.A., its French subsidiary, were sold to Exel Industries (Exel), a French industrial company.

     On May 21, 2001, Sames, S.A. filed for bankruptcy under French law. On June 29, 2001, the French bankruptcy court approved the sale of the Sames, S.A. assets to Exel. Exel will pay 65 million French francs for the assets, which include all intangible, moveable and real estate assets of Sames, S.A., as well as its existing inventory stock, in-process inventory and other considerations, including any contracts to which Sames, S.A. is a party other than contracts between Sames, S.A. and the Company.

     The Company believes that it is not likely that the sale of the assets of Sames, S.A. will result in any cash distribution to the Company.

     The Company's other operating subsidiaries include Sames Japan and Sames North America. Sames Japan is currently in the process of restructuring, while Sames North America continues to operate. The Company is continuing to evaluate restructuring alternatives for both companies.

     This press release contains certain statements which constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company's expectations include, without limitation, the effect of the bankruptcy and sale of the assets of Sames, S.A. on the Company and its other operating subsidiaries and the Company's financial condition generally.